ARC Document Solutions Commences Tender Offer and Related Consent Solicitation for Its 10.5% Senior Notes Due 2016

WALNUT CREEK, CA -- (Marketwired - December 03, 2013) - ARC Document Solutions, Inc. (NYSE: ARC) today announced that it has commenced a cash tender offer (the "Tender Offer") for any and all of its outstanding 10.5% Senior Notes due 2016 (CUSIP No. 029263AB6) (the "Notes"). As of December 3, 2013, there was approximately $187.7 million aggregate principal amount of Notes outstanding.

In connection with the Tender Offer, the company is also soliciting consents ("Consents") from the holders of the Notes for certain proposed amendments to the indenture governing the Notes (the "Consent Solicitation"). Holders that validly tender their Notes will be deemed to have delivered their Consent to the proposed amendments. Holders may not tender their Notes without delivering their Consents to the proposed amendments and may not deliver their Consents without tendering their Notes. The primary purposes of the Consent Solicitation and the proposed amendments is to eliminate substantially all of the restrictive covenants and certain events of default and to reduce the minimum redemption notice period from 30 days to three business days.

Specific terms and conditions of the Tender Offer and Consent Solicitation are included in the Offer to Purchase and Consent Solicitation Statement, dated December 3, 2013 (the "Statement").

The Tender Offer will expire at 11:59 p.m., New York City time, on December 31, 2013 unless extended or earlier terminated by the company (the "Expiration Date"). Holders of Notes who validly tender and do not validly withdraw their Notes at or prior to 5:00 p.m., New York City time, on December 16, 2013 (the "Consent Payment Deadline"), will receive the total consideration of $1,060.00 per $1,000 in principal amount of the Notes. The purchase price for the Notes tendered at or prior to the Consent Payment Deadline includes an early tender and consent payment of $30.00 per $1,000 in principal amount of the Notes.

Any Notes validly tendered after the Consent Payment Deadline but on or prior to the Expiration Date will be purchased at a purchase price of $1,030.00 per $1,000 in principal amount of the Notes.

In both cases, tendering holders will also receive accrued and unpaid interest from the last interest payment date to, but not including, the early settlement date or the settlement date, as applicable. Holders may not withdraw tendered Notes and may not revoke delivered Consents after the Consent Payment Deadline.

The Tender Offer will be subject to the satisfaction of certain conditions including, among other things, receipt of sufficient proceeds from a new senior secured term loan facility to fund the Tender Offer. If any of the conditions are not satisfied, the company is not obligated to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered Notes, in each event subject to applicable laws, and may terminate the Tender Offer. Further, in order for the proposed amendments to the indenture governing the Notes to become effective, at least a majority in principal amount of the outstanding Notes must deliver Consents. Full details of the terms and conditions of the Tender Offer and Consent Solicitation are included in the Statement and related materials, including the Consent and Letter of Transmittal, both of which are dated December 3, 2013.

Copies of the tender offer documents can be obtained by contacting i-Deal LLC, the Information Agent for the Tender Offer, at (888) 593-9546 (toll free).

J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as Dealer Managers and Solicitation Agents for the Tender Offer. Questions concerning the Tender Offer may be directed to J.P. Morgan Securities LLC at (212) 270-3153 or Wells Fargo Securities, LLC (866) 309-6316 (toll free). Wells Fargo Bank, National Association has been appointed to act as the Depositary for the Tender Offer.

None of the company, including its Board of Directors, the Information Agent, the Dealer Managers and Solicitation Agents, the Depositary, the Trustee for the Notes or any other person, has made or makes any recommendation as to whether holders of the Notes should tender, or refrain from tendering, all or any portion of their Notes pursuant to the Tender Offer, and no one has been authorized to make such a recommendation. Holders of the Notes must make their own decisions as to whether to tender their Notes.

This press release shall not constitute an offer to purchase or a solicitation of an offer to sell any securities, including the Notes. The Tender Offer is being made only pursuant to the terms of the Statement and related materials, including the Consent and Letter of Transmittal. Holders of the Notes should read carefully the Statement and related materials, including the Consent and Letter of Transmittal, because they contain important information.

About ARC Document Solutions (NYSE: ARC)
ARC Document Solutions is a leading document solutions company serving businesses of all types, with an emphasis on the non-residential segment of the architecture, engineering and construction industries. The company helps customers all over the world reduce costs and increase efficiency in the use of their documents, improve document access and control, and offers a wide variety of ways to print, produce, and store documents. ARC provides its solutions onsite in more than 7,000 of its customers' offices, offsite in service centers around the world, and digitally in the form of proprietary software and web applications. For more information please visit www.e-arc.com.

Forward-Looking Statements
This press release contains forward-looking statements that are based on current opinions, estimates and assumptions of management regarding future events and the future financial performance of the company. Words such as "expected," "consider," "intended," and similar expressions identify forward-looking statements and all statements other than statements of historical fact, including, but not limited to, any projections regarding earnings, revenues and financial performance of the company, could be deemed forward-looking statements. We caution you that such statements are only predictions and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. In addition to matters affecting the construction, managed print services, document management or reprographics industries, or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled "Risk Factors" in ARC Document Solution's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses. The company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contact Information:
David Stickney
VP of Investor Relations & Corporate Communications
+1-925-949-5114